EXHIBIT 7



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Hartley Moore
Accountancy Corporation
17981 Sky Park Circle, Suite H
Irvine CA  92614
Tel: (949) 438-4730
www.hmcpa.com



                                January 20, 2015



Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

     Re:  Creative Learning Corporation
          Commission File Number: 000-52883
          CIK #0001394638

Dear Ladies and Gentlemen:

On January 14, 2105, we provided notice to Creative Learning Corporation (the "Company") that we had not authorized the issuance of our Report of Independent Registered Public Accounting Firm (the "Auditors' Report") for the year ended September 30, 2014, which was included in the Company's filing on Form 10-K on January 14, 2015. As a result, we notified the Company on January 14, 2015 that filing was non-compliant with the Securities and Exchange Commission Rules and Regulations and that no reliance should be made with respect to the filing of the Company's Form 10-K, the consolidated financial statements and the Auditors' Report included therein, for the year then ended September 30, 2014.

We have read the Company's disclosures set forth in Item 4.02 "Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review" of the Company's Current Report on Form 8-K dated January 14, 2015 (the "Current Report") and are in agreement with the disclosures in the Current Report, insofar as it pertains to our firm.

We have no basis to agree or disagree with the other statements included in such Form 8-K.


Very truly yours,

/s/ Hartley Moore Accountancy Corporation

Hartley Moore Accountancy Corporation